Exhibit 99.1

Planet Green Holdings Corp. Unveiled New “Shengshengchuan Black Gold” Black Tea Series

NEW YORK, December 1, 2025 /PRNewswire/ -- Planet Green Holdings Corp. (“Planet Green”, the “Company”) (NYSE American: PLAG) announced that its subsidiary Hubei Shengsili Biotechnology Co., Ltd. (“Shengsili”) hosted a product launch event to debut its new Shengshengchuan Black Gold Series, an innovative line of black tea products developed from the time-honored Shengshengchuan tea-making tradition.

The Shengshengchuan brand traces its heritage back more than 400 years, and the newly released Black Gold Series represents a modern evolution of this legacy. Leveraging classic craftsmanship while tailoring flavor profiles and formats to contemporary consumer preferences, the Black Gold Series aims to bring traditional Chinese black tea culture to a new generation.

The launch event drew dozens of tea distributors from across the region. Attendees sampled the new products and expressed enthusiastic feedback regarding their quality, aroma, and market potential.

Mr. Bin Zhou, Chairman of Planet Green, emphasized that the Black Gold Series is “a new product line brewed from traditional craftsmanship.” He added that distributors at the event “unanimously praised the new series and expressed strong purchase interest.”

Hubei Shengsili Biotechnology Co., Ltd. plans to accelerate production and expand distribution channels to meet anticipated market demand for the Black Gold Series.

About Planet Green Holdings Corp.

Planet Green Holdings Corp. (“Planet Green”), headquartered in Flushing, New York, is a Nevada holding company with business operations conducted through its subsidiaries in mainland China and Canada. Planet Green operates a diversified portfolio of businesses, including consumer products, chemical products, and online advertising.

Planet Green’s tea operations focus on the production and distribution of an extensive portfolio of Chinese tea products, such as cyan brick tea, black tea, and green tea, utilizing traditional techniques and stringent quality controls to meet the preferences of consumers throughout China.

Forward Looking Statements

This news release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that indicate future events or trends or are not statements of historical matters. These statements are based on our management’s current expectations and beliefs, as well as a number of assumptions concerning future events.

Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside of our control and all of which could cause actual results to differ materially from the results discussed in the forward-looking statements. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. Factors that could cause actual results to differ materially from those expressed or implied in forward-looking statements can be found in our reports filed with the Securities and Exchange Commission, which are available, free of charge, on the SEC’s website at www.sec.gov.

For more information please contact:

Ms. Lili Hu

Chief Financial Officer

Phone: 718 799 0380

Email: hulili@planetgreenholdings.com